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                     September 30, 2022

       Tie Li
       Chief Financial Officer
       Li Auto, Inc.
       11 Wenliang Street
       Shunyi District , Beijing 101399
       People   s Republic of China

                                                        Re: Li Auto, Inc.
                                                            Form 20-F for the
Year Ended December 31, 2021
                                                            Filed April 19,
2022
                                                            File No. 001-39407

       Dear Mr. Li:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing